Exhibit 99.1

MindMed Reports Q2 2025 Financial Results and Business Updates

--Strong enrollment continues in all three Phase 3 trials of MM120 Orally Disintegrating Tablet (ODT) in Generalized Anxiety Disorder (GAD) and Major Depressive Disorder (MDD)--

--Data from the Phase 3 Voyage trial in GAD anticipated in 1H 2026 and data from the Phase 3 Panorama trial in GAD and Phase 3 Emerge trial in MDD anticipated in 2H 2026--

--Strengthened leadership team with appointment of Brandi L. Roberts as Chief Financial Officer--

--Conference call scheduled today at 4:30 p.m. EDT--

NEW YORK, July 31, 2025 – Mind Medicine (MindMed) Inc. (NASDAQ: MNMD), (the "Company" or "MindMed"), a late-stage clinical biopharmaceutical company developing novel product candidates to treat brain health disorders, today announced its second quarter 2025 financial results and provided an update on business highlights.

"We continue making significant progress across all three of our pivotal Phase 3 trials evaluating MM120 ODT in GAD and MDD, with ongoing enthusiasm from both trial sites and participants driving strong enrollment," said Rob Barrow, Chief Executive Officer of MindMed. "We remain on track to report topline data from our Phase 3 Voyage trial in the first half of 2026, followed by Panorama and Emerge in the second half of the year. In parallel, we are advancing our commercial strategy and have continued to strengthen our leadership team with the appointment of Brandi Roberts as Chief Financial Officer. With our clearly defined regulatory strategy, disciplined operational execution, and strong balance sheet, we are well-positioned to advance MM120 ODT as a potential best-in-class therapeutic option for the treatment of GAD and MDD.”

Business Highlights

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Progressing Pivotal Trials: Strong enrollment continues across all three MM120 ODT Phase 3 trials: Voyage and Panorama in GAD and Emerge in MDD. The continued execution reinforces the Company’s targeted trial timelines and progress in preparing for a potential NDA filing.
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Strengthened Leadership for Growth: Appointed Brandi L. Roberts as Chief Financial Officer. Ms. Roberts brings more than 25 years of financial leadership experience within the life sciences industry. As a member of the executive team, she leads all aspects of the Company’s financial strategy, capital planning, accounting, investor relations and information technology.

Program Status and Anticipated Milestones

MM120 ODT (lysergide D-tartrate) for GAD

•
Enrollment is on track in the Phase 3 Voyage study of MM120 ODT for the treatment of GAD. Voyage is expected to enroll approximately 200 participants in the U.S. who will be randomized 1:1 to receive MM120 ODT 100 µg or placebo. Topline data from the 12-week double-blind period (Part A) is anticipated in the first half of 2026.
•
Enrollment is on track in the Panorama study, the Company’s second Phase 3 study of MM120 ODT for the treatment of GAD. Panorama is expected to enroll approximately 250 participants (randomized 2:1:2 to receive MM120 ODT 100 µg, MM120 ODT 50 µg or placebo) in the U.S. and Europe. Topline data from the 12-week double-blind period (Part A) is anticipated in the second half of 2026.

MM120 (lysergide D-tartrate) for MDD

•
Enrollment is on track in the Phase 3 Emerge study of M120 ODT for the treatment of MDD. Emerge is expected to enroll 140 participants (randomized 1:1 to receive MM120 ODT 100 µg or placebo). Topline data from the 12-week double-blinded period (Part A) is anticipated in the second half of 2026. The Company expects to conduct a second Phase 3 registrational study in MDD, with the study design and timing to be informed by the progress of Emerge and additional regulatory discussions.

MM402 (R(-)-MDMA) for Autism Spectrum Disorder (ASD)

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Completed a Phase 1 study of MM402, a single-ascending dose study in adult healthy volunteers. The study characterized the tolerability, pharmacokinetics and pharmacodynamics of MM402. The Company expects to initiate further studies of MM402 to assess its potential efficacy for the treatment of ASD.

Second Quarter 2025 Financial Results

Cash Balance. As of June 30, 2025, MindMed had cash, cash equivalents and investments totaling $237.9 million compared to $245.5 million as of March 31, 2025.

Based on the Company’s current operating plan and anticipated R&D milestones, the Company believes that its cash, cash equivalents and investments as of June 30, 2025 will be sufficient to fund the Company’s operations into 2027 and at least 12 months beyond its first Phase 3 topline data readout for MM120 ODT in GAD.

Research and Development (R&D). R&D expenses were $29.8 million for the quarter ended June 30, 2025, compared to $14.6 million for the quarter ended June 30, 2024, an increase of $15.2 million. The net increase of $15.2 million was primarily related to increases of $14.5 million related to our MM120 ODT program, $1.5 million in internal personnel costs as a result of increased headcount, and $0.2 million related to preclinical activities, offset by a decrease of $1.0 million in MM402 program expenses based on the timing of studies.

General and Administrative (G&A). G&A expenses were $11.1 million for the quarter ended June 30, 2025, compared to $9.8 million for the quarter ended June 30, 2024, an increase of $1.3 million. The increase was primarily related to increases in personnel costs as a result of increased headcount.

Net Loss. Net loss for the quarter ended June 30, 2025, was $42.7 million, compared to $5.9 million for the same period in 2024, a decrease of $36.8 million. The decrease was primarily due to increases in operating expenses of $16.4 million, changes in the fair value of warrants issued in our September 2022 underwritten offering of $15.6 million, the absence of a $2.5 million gain on extinguishment of contribution payable from 2024 and increased interest expense related primarily to the amendment of our credit facility of $1.8 million.

Conference Call and Webcast Reminder

MindMed management will host a webcast at 4:30 p.m. EDT today to provide a corporate update and review the Company’s second quarter 2025 financial results, and business highlights. Listeners can register for the webcast via this link. Analysts wishing to participate in the question-and-answer session should use this link. A replay of the webcast will be available via the Investor Relations section of the MindMed website, ir.mindmed.co and archived for at least 30 days after the webcast. Those who plan on participating are advised to join 15 minutes prior to the start time.

About MM120 Orally Disintegrating Tablet (ODT)

MM120 ODT (lysergide D-tartrate or LSD) is a synthetic ergotamine belonging to the group of classic, or serotonergic, psychedelics which acts as a partial agonist at human serotonin-2A (5-HT2A) receptors. MM120 ODT is MindMed’s proprietary and pharmaceutically optimized form of LSD. MM120 ODT is an advanced formulation incorporating Catalent’s Zydis® ODT fast-dissolve technology which has a unique clinical profile with more rapid absorption, improved bioavailability and reduced gastrointestinal side effects. MindMed is developing MM120, the tartrate salt form of lysergide, for generalized anxiety disorder (GAD), major depressive disorder (MDD), and is exploring its potential applications in other serious brain health disorders.

About MM402

MM402 is the Company’s proprietary form of R(-)-MDMA (rectus-3,4-methylenedioxymethamphetamine), being developed for the treatment of core symptoms of Autism Spectrum Disorder (ASD). MDMA is a synthetic molecule that is often referred to as an empathogen because it is reported to increase feelings of connectedness and compassion. Preclinical studies of R(-)-MDMA demonstrate its acute pro-social and empathogenic effects, while its diminished dopaminergic activity suggest that it has the potential to exhibit less stimulant activity, neurotoxicity, hyperthermia and abuse liability compared to racemic MDMA or the S(+)-enantiomer.

About MindMed

MindMed is a late-stage clinical biopharmaceutical company developing novel product candidates to treat brain health disorders. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative product candidates, with and without acute perceptual effects, targeting neurotransmitter pathways that play key roles in brain health. MindMed trades on NASDAQ under the symbol MNMD.

Forward-Looking Statements

Certain statements in this news release related to the Company constitute "forward-looking information" within the meaning of applicable securities laws and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as "will", "may", "should", "could", "intend", "estimate", "plan", "anticipate", "expect", "believe", "potential" or "continue", or the negative thereof or similar variations. Forward-looking information in this news release includes, but is not limited to, statements regarding the Company’s anticipated topline readout (Part A results) for the Phase 3 Voyage study of MM120 ODT in GAD in the first half of 2026; the Company’s anticipated topline readout (Part A results) for the Phase 3 Panorama study for MM120 ODT in GAD in the second half of 2026; the Company’s anticipated topline readout (Part A results) for the Phase 3 Emerge study for MM120 ODT in MDD in the second half of 2026; the Company’s plans to conduct a second Phase 3 study in MDD; the Company’s expectations regarding the enrollment for each of the Voyage, Panorama and Emerge studies; the Company’s beliefs regarding potential benefits of its product candidates; the Company’s expectation to conduct further studies of MM402; the Company’s expectation that its cash, cash equivalents and investments will fund operations into 2027; the Company’s expectation that its cash runway will extend at least 12 months beyond its first Phase 3 topline data readout for MM120 ODT in GAD; and potential additional indications for MM120 ODT and MM402. There are numerous risks and uncertainties that could cause actual results and the Company's plans and objectives to differ materially from those expressed in the forward-looking information, including history of negative cash flows; limited operating history; incurrence of future losses; availability of additional capital; compliance with laws and regulations; legislative and regulatory developments, including decisions by the Drug Enforcement Administration and states to reschedule any of our product candidates, if approved, containing Schedule I controlled substances, before they may be legally marketed in the U.S.; difficulty associated with research and development; risks associated with clinical studies or studies; heightened regulatory scrutiny; early stage product development; clinical study risks; regulatory approval processes; novelty of the psychedelic inspired medicines industry; ability to maintain effective patent rights and other intellectual property protection; as well as those risk factors discussed or referred to herein and the risks, uncertainties and other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 under headings such as "Special Note Regarding Forward-Looking Statements," and "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other filings and furnishings made by the Company with the securities regulatory authorities in all provinces and territories of Canada which are available under the Company's profile on SEDAR+ at www.sedarplus.ca and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

For Media: media@mindmed.co

For Investors: ir@mindmed.co

Mind Medicine (MindMed) Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)	June 30, 2025 (unaudited)	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$33,392	$273,741
Short-term investments	149,601	—
Prepaid and other current assets	6,143	7,879
Total current assets	189,136	281,620
Long-term investments	54,863	—
Goodwill	19,918	19,918
Other non-current assets	1,174	613
Total assets	$265,091	$302,151

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,216	$2,010
Accrued expenses	14,797	12,829
2022 USD Financing Warrants	18,944	24,010
Total current liabilities	37,957	38,849
Credit facility, long-term	41,191	21,854
Other non-current liabilities	543	—
Total liabilities	79,691	60,703

Commitments and contingencies
Shareholders' equity:
Common shares, no par value, unlimited authorized as of June 30, 2025 and December 31, 2024; 75,803,251 and 75,100,763 issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	649,564	639,508
Accumulated other comprehensive income	807	819
Accumulated deficit	(464,971)	(398,879)
Total shareholders' equity	185,400	241,448
Total liabilities and shareholders' equity	$265,091	$302,151

Mind Medicine (MindMed) Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2025	2024	2025	2024
Operating expenses:
Research and development	$29,809	$14,645	$53,166	$26,350
General and administrative	11,094	9,813	19,896	20,312
Total operating expenses	40,903	24,458	73,062	46,662
Loss from operations	(40,903)	(24,458)	(73,062)	(46,662)
Other income/(expense):
Interest income	2,774	3,116	5,207	4,772
Interest expense	(2,338)	(466)	(2,940)	(900)
Foreign exchange loss, net	(49)	(32)	(68)	(557)
Change in fair value of 2022 USD Financing Warrants	(2,228)	13,445	4,771	(19,448)
Gain on extinguishment of contribution payable	—	2,541	—	2,541
Total other income/(expense)	(1,841)	18,604	6,970	(13,592)
Net loss	(42,744)	(5,854)	(66,092)	(60,254)
Other comprehensive loss
Unrealized gain on investments	36	—	46	—
Gain/(loss) on foreign currency translation	(31)	(3)	(58)	490
Comprehensive loss	$(42,739)	$(5,857)	$(66,104)	$(59,764)
Net loss per common share, basic	$(0.50)	$(0.08)	$(0.78)	$(1.01)
Net loss per common share, diluted	$(0.50)	$(0.26)	$(0.81)	$(1.01)
Weighted-average common shares, basic	85,347,677	71,912,323	85,208,539	59,886,540
Weighted-average common shares, diluted	85,347,677	75,304,101	87,099,006	59,886,540